Exhibit 4.1

Description of Ottawa Bancorp, Inc.’s Common Stock

Registered Under Section 12 of the Securities Exchange Act of 1934

General

Ottawa Bancorp, Inc. (the “Company”) is incorporated in the State of Maryland. The rights of our shareholders are generally covered by Maryland law and our articles of incorporation and bylaws (each as amended and in effect on the date hereof). The terms of our common stock are therefore subject to Maryland law, including the Maryland General Corporation Law, and the common and constitutional law of Maryland.

This exhibit describes the general terms of our common stock. This is a summary and does not purport to be complete. Our articles of incorporation and bylaws as they exist on the date of this Annual Report on Form 10-K are incorporated by reference or filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part, and amendments or restatements of each will be filed with the Securities and Exchange Commission (the “SEC”) in future periodic or current reports in accordance with the rules of the SEC. You are encouraged to read these documents.

For more detailed information about the rights of our common stock, you should refer to our articles of incorporation and bylaws and the applicable provisions of Maryland law, including the Maryland General Corporation Law, for additional information.

Authorized Capital Stock

The Company is authorized to issue 100,000,000 shares of common stock having a par value of $0.01 per share and 50,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of the Company’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The Company’s common stock is currently listed for quotation on the Nasdaq Capital Market under the symbol “OTTW.”

Voting Rights

Because there are no issued and outstanding shares of the Company’s preferred stock, the holders of the Company’s common stock have exclusive voting rights in the Company. They elect the Company’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the Company’s board. Generally, each holder of Company common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues shares of Company preferred stock, holders of the Company’s preferred stock may also possess voting rights, including the right, voting separately as a class, to elect one or more directors (in addition to the directors elected by the holders of the Company’s common stock).

The Company’s articles of incorporation provide that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are generally not entitled to any vote with respect to those shares held in excess of the 10% limit.

Liquidation Rights

If there is any liquidation, dissolution or winding up of Ottawa Savings Bank, the Company, as the sole holder of Ottawa Savings Bank’s capital stock, would be entitled to receive all of Ottawa Savings Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Ottawa Savings Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of the Company, the holders of its common stock would be entitled to receive all of the assets of the Company available for distribution after payment or provision for payment of all its debts and liabilities. If the Company issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Dividend Rights

The Company can pay dividends if, as and when declared by its board of directors. The payment of dividends by the Company is limited by law and applicable regulation. The holders of common stock of the Company are entitled to receive and share equally in dividends declared by the board of directors of the Company. If the Company issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Preemptive Rights; Redemption; Sinking Fund

Holders of the common stock of the Company are not be entitled to preemptive rights and the Company’s common stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The common stock cannot be redeemed.